SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event) November 28, 2011; (November 21, 2011)

GUIDED THERAPEUTICS, INC.

 (Exact Name of Registrant as Specified in Its Charter)

Delaware	0-22179	58-2029543
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

5835 Peachtree Corners East, Suite D Norcross, Georgia (Address of Principal Executive Offices)	30092 (Zip Code)

Registrant's Telephone Number, Including Area Code:     (770) 242-8723

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Pursuant to subscription agreements effective November 21, 2011, on that date Guided Therapeutics, Inc. (the “Company”) completed a private sale to George Landegger and his affiliate, The Whittemore Collection, Ltd., of (i) an aggregate of 2,055,436 shares of the Company’s common stock and (ii) warrants to purchase up to an aggregate of 285,186 shares of the Company’s common stock, for an aggregate offering price of approximately $1.73 million.

For each share of common stock purchased, subscribers received warrants exercisable for the purchase of 0.1387 of one share of common stock (in the aggregate, 285,186 shares) at an exercise price of $1.05 per share. The warrants have a five-year term.

Pursuant to the subscription agreements effective November 21, 2011, George Landegger and his affiliate, The Whittemore Collection, Ltd., agreed to exercise an aggregate of 370,371 warrants dated September 10, 2010 and priced at $1.01 per warrant.

The above description is qualified in its entirety by reference to the subscription agreements and entered into by Mr. Landegger and The Whittemore Collection, Ltd., on the one hand, and the Company, on the other hand, effective November 21, 2011 and the warrants issued to each subscriber. Copies of the forms of subscription agreement and warrant are attached as Exhibits 10.1 and 4.1, respectively, to this current report and are incorporated herein by reference.

SunTrust Robinson Humphrey, Inc. provided financial advisory services to Guided Therapeutics, Inc in conjunction with the financing and received compensation in the aggregate amount of $75,000.

 Item 3.02. Unregistered Sales of Equity Securities.

The information disclosed in Item 1.01 of this current report is incorporated in this Item 3.02 by reference. All of the Shares and the Warrants were offered and sold by the Company pursuant to an exemption from the registration requirements of the Securities Act 1933, as amended, provided by Section 4(2) thereof and Rule 506 of Regulation D, promulgated thereunder, as a transaction with accredited investors not involving a public offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUIDED THERAPEUTICS, INC.

	By:	/s/ MARK L. FAUPEL
Mark L. Faupel, Ph.D.
CEO & President
Date: November 28, 2011

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